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                                                                  Exhibit (d)(5)



                               ARVINMERITOR, INC.

                           RESTRICTED STOCK AGREEMENT

                In accordance with Section [__] of the [_________ Plan] ("Plan") of ArvinMeritor, Inc. (the "Company"), the number of shares of Common Stock of the Company specified in the attached letter have been granted to you today as restricted shares ("Restricted Shares"). The Restricted Shares have been granted to you, in consideration for your surrender of certain outstanding options to purchase shares of Common Stock of the Company, upon the following terms and conditions:

1.      Restricted Period

        (a) Except as provided in paragraphs (b) and (c), the Restricted Shares are subject to forfeiture in accordance with the terms of the Plan and this agreement if you do not continue as an employee of the Company for the period until _______ __, 2006 (the "Restricted Period").

        (b) If the cumulative compound growth rate of the Company's earnings per share for the three year period beginning October 1, 2001 and ending September 30, 2004 is at least 15%, compared to the Company's earnings per share for the fiscal year ending September 30, 2001, the Restricted Period shall end on January 3, 2005.

        (c) If the Restricted Period shall not have ended pursuant to paragraph
(b), and if the cumulative compound growth rate of the Company's earnings per share for the four year period beginning October 1, 2001 and ending
September 30, 2005 is at least 15%, compared to the Company's earnings per share for the fiscal year ending September 30, 2001, the Restricted Period shall end on January 2, 2006.

2.      Earning of Restricted Shares

        (a) You shall have fully earned all the Restricted Shares subject to this agreement if you continue as an employee of the Company until the end of the Restricted Period, as provided in paragraph 1.

        (b) If you die prior to the end of the Restricted Period, or retire at age 62 or older with ten or more years of service under a retirement plan of the Corporation (as defined in the Plan) after ________ __, 2002 and prior to the end of the Restricted Period, you shall be deemed to have fully earned all the Restricted Shares subject to this agreement.

        (c) If you retire prior to attaining age 62 with ten or more years of service under a retirement plan of the Corporation, or are terminated by the Corporation without cause, in


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either case after ______ __, 2002 and prior to the end of the Restricted Period, you shall be deemed to have fully earned the number of Restricted Shares equal to the total number of such shares subject to this agreement multiplied by a fraction, the numerator of which is the number of months from the date of grant to the date of such retirement or termination and the denominator of which is 60; provided, however, that the Compensation and Management Development
Committee of the Board of Directors, taking into account the purpose of the Plan and such other factors as in its sole discretion it deems appropriate, may determine a denominator which is less than 60.

        (d) If your employment with the Company terminates prior to the end of the Restricted Period for any other reason, you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect thereto, except as and to the extent that the Compensation and Management Development Committee of the Board of Directors, taking into account the purpose of the Plan and such other factors as in its sole discretion it deems appropriate, may determine.

3.      Retention of Certificates for Restricted Shares

        Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Common Stock, other securities of the Company or securities of another entity ("Stock Dividends"), shall be delivered to and held by the Company, or such Restricted Shares or Stock Dividends shall be registered in book entry form, subject to the Company's instructions, until you shall have earned the Restricted Shares in accordance with the provisions of paragraph 2. To facilitate implementation of the provisions of this agreement, you undertake to sign and deposit with the Company's Office of the Secretary a Stock Transfer Power in the form of Attachment 1 hereto with respect to the Restricted Shares and any Stock Dividends thereon.

4.      Cash Dividends

        Any dividends that may be paid in cash on the Restricted Shares ("Cash Dividends") shall be reinvested in additional shares of Common Stock, which shall also be Restricted Shares for purposes of this agreement, so long as the Restricted Shares remain subject to forfeiture.

5.      Voting Rights

        Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, you shall be entitled to vote the Restricted Shares and any Stock Dividends held by the Company (or subject to its instructions) in accordance with


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paragraph 3, unless and until such shares have been forfeited in accordance with paragraph 7.

6.      Delivery of Earned Restricted Shares

        As promptly as practicable after you shall have been deemed to have earned the Restricted Shares in accordance with paragraph 2, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) the Restricted Shares, together with any Stock Dividends then held by the Company (or subject to its instructions).

7.      Forfeiture of Unearned Restricted Shares

        Notwithstanding any other provision of this agreement, if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this agreement, all the Restricted Shares, together with any Stock Dividends then being held by the Company (or subject to its instructions) in accordance with paragraph 3, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to the Company.

8.      Transferability

        This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Shares and any Stock Dividends shall be deliverable, during your lifetime, only to you.

9.      Withholding

        The Company shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery,
(ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or
(iii) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

10.     No Acquired Rights

        You acknowledge, agree and consent that: (a) the Plan is discretionary and the Company may amend, cancel or terminate the Plan at any time; (b) the grant of your


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Restricted Shares is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted shares of common stock or benefits under the Plan in the future; (c) future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and
(d) your participation in the Plan is voluntary.

        The value of your Restricted Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your Restricted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

11.     Applicable Law

        This agreement and the Company's obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Indiana and the Federal law of the United States.



                                               ARVINMERITOR, INC.



                                               By:
                                                  ------------------------------
                                                  Vernon G. Baker, II
                                                  Senior Vice President,
                                                  General Counsel and Secretary


Attachment 1 - Stock Transfer Power

Agreed to:

--------------------------------

Name:

Address:

Social Security Number:

Date:


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Attachment 1

                 STOCK TRANSFER POWER SEPARATE FROM CERTIFICATE


        FOR VALUE RECEIVED, I, ___________________, hereby sell, assign and transfer unto ArvinMeritor, Inc. (the "Company") (i) the shares of the Common Stock of the Company standing in my name on the books of the Company evidenced by certificates or by book entry, granted to me on _______ __, 2001 as Restricted Shares pursuant to the Company's [___________________ Plan], and any additional shares of the Company's Common Stock purchased through reinvestment of cash dividends on such shares (collectively, the "Shares"); and (ii) any additional shares of the Company's Common Stock, other securities issued by the Company or securities of another entity ("Stock Dividends") distributed, paid, payable or purchased on or in respect of the Shares and Stock Dividends during the period the Shares are held by the Company pursuant to a certain Restricted Stock Agreement dated _______ __, 2001 with respect to the Shares; and I do hereby irrevocably constitute and appoint _______________________________ attorney with full power of substitution in the premises to transfer the Shares on the books of the Company.

Dated:

                                                    ----------------------------
                                                            (Signature)

WITNESS:

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